EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC ADOPTS CORPORATE GOVERNANCE CHANGES
LAS VEGAS, NEVADA, September 15, 2010 — At its regularly scheduled meeting on September 14, 2010, the Board of Directors of American Pacific Corporation (the “Company” or “AMPAC”) (NASDAQ: APFC) took the actions summarized below:
•	Recommended that shareholders at the next Annual Meeting amend AMPAC’s Certificate of Incorporation to replace the 80% vote requirement for director election with a simple majority vote requirement.

•	Amended the By-Laws to move the advance notice requirements for shareholder proposals and nominations for the Board of Directors 30 days closer to the date of each Annual Meeting.

•	Suspended the effectiveness of the Company’s Shareholder Rights Plan.
“Our board is committed to providing corporate governance that serves the best interests of all of AMPAC’s stakeholders. We believe that the recent actions are appropriate in today’s business environment and consistent with the views of the majority of our shareholders”, stated Joe Carleone, Chief Executive Officer.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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